                                                                       Exhibit 8


                               February 26, 1996


     Private
     -------

     Board of Directors                    Board of Directors
     National Bankshares, Inc.             Bank of Tazewell County
     Blacksburg, Virginia                  Tazewell, Virginia


     Board Members:

     You have requested the opinion of KPMG Peat Marwick LLP (KPMG) regarding the merger of NBI Interim Bank (Interim), a wholly owned bank subsidiary of National Bankshares, Inc. (NBI), with and into Bank of Tazewell County
     (BTC). Specifically, you have requested us to opine that the form and substance of the merger of Interim with and into BTC will constitute a tax-free reorganization under sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, (hereinafter all section references are to the Internal Revenue Code unless otherwise indicated) and that no gain or loss will be recognized by the shareholders of BTC upon the receipt of NBI common stock in exchange for their BTC common stock upon consummation of the merger.

     Our opinion as to the tax-free reorganization treatment of the merger of Interim with and into BTC does not include BTC common shareholders who exercise their statutory dissenters' rights against the merger and receive cash payments.

                                     FACTS
                                     -----

     NBI, a Virginia corporation, is a bank holding company with its principal executive offices located in Blacksburg, Virginia. NBI has a 100% owned subsidiary, The National Bank of Blacksburg (NBB), a national banking association. NBB has a 100% owned inactive subsidiary, NB Operating, Inc. NBI and its subsidiaries file a consolidated federal income tax return.

     NBI has 5,000,000 authorized shares of common stock, par value $2.50, of which 1,714,152 were issued and outstanding as of July 31, 1995. Each share of NBI common stock has one vote. NBI has 5,000,000 authorized shares of preferred stock, no par value, of which none were outstanding as of July 31, 1995. Trading of NBI common stock is reflected on the Over the Counter Electronic Bulletin Board of the National Association of Securities Dealers (NASD Bulletin Board).

     BTC is a Virginia banking corporation with its principal executive offices located in Tazewell, Virginia. BTC has 6,000,000 authorized shares of common stock, par value $1.00, of which 1,888,209 were issued and outstanding as of July 31, 1995. Trading of BTC common stock is reflected on the NASD Bulletin Board. BTC has no other class of stock authorized or outstanding.

     For what have been represented to KPMG to be valid business purposes, NBI and BTC want to combine their businesses. In order to reach that result, the following transaction is proposed:

     1. Pursuant to an agreement and plan of merger (the Plan) dated August 28, 1995 between NBI and BTC, NBI will, prior to the merger effective date, form a Virginia banking corporation which shall be named and become NBI Interim Bank (Interim). Interim will have 50,000 authorized common shares, $1.00 par value, of which 1,000 shares shall be subscribed for by NBI pending consummation of the Plan.

     2. In connection with the consummation of the Plan, NBI shall declare a share dividend totaling 190,768 shares of NBI common stock to be issued pro rata to and among the holders of NBI common stock. The record date of this dividend shall be prior to the merger effective date.
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     3.     Also pursuant to the agreement and plan of merger, Interim will merge with and into BTC in accordance with Virginia state law, with BTC surviving the merger.

     4.     The actual merger will entail the following:

            (a) On the effective date of the merger, each share of NBI Interim Bank common stock issued and outstanding as of the merger effective date shall be converted automatically into 1,888.209 shares of BTC. This shall represent all of the issued and outstanding shares of BTC.

            (b) Each share of BTC issued and outstanding immediately prior to the merger effective date shall become and be converted into the right to receive one share of NBI common stock, taking into account the share dividends to be declared by NBI as set forth in "2" above.

            (c) On the merger effective date, holders of BTC common stock shall cease to be, and shall have no rights as, shareholders of BTC other than to receive NBI common stock as described in "4(b)" above or cash in lieu of fractional shares as described in "4(d)" below.

            (d) No fractional shares of NBI common stock will be issued in the merger, but rather NBI will pay cash in lieu thereof with the amount of cash to be paid to be determined based upon the closing price per share of BTC common stock as reflected on the NASD Bulletin Board on the last day such stock has traded prior to the merger effective date.

     5. Each BTC shareholder has the right to dissent from the merger in accordance with the Virginia Stock Corporation Act. Each shareholder validly exercising and perfecting dissenter's rights will be entitled to receive from NBI the fair market value of his or her shares in cash.

                                REPRESENTATIONS
                                ---------------

     The following representations have been made to KPMG. These representations form an integral part of the opinion rendered by KPMG. It is understood that KPMG has not independently verified any representation:

     (a) The fair market value of the NBI common stock or cash to be received by each of the BTC shareholders in the merger will be approximately equal, in each instance, to the fair market value of the BTC common stock surrendered in the exchange.

     (b) There is no plan or intention by the BTC shareholders to sell or otherwise dispose of any NBI common stock received by them in the transaction which would reduce their ownership of NBI common stock to a number of shares having, in the aggregate, a fair market value as of the date of the transaction of less than 50 percent of the fair market value of all of the formerly outstanding stock of BTC as of the date of the transaction. For purposes of this representation, shares of BTC surrendered by dissenters or exchanged for cash in lieu of fractional shares will be treated as outstanding stock of BTC on the date of the transaction. Moreover, the sale, redemption or other disposition of stock occurring prior or subsequent to the exchange which is part of the reorganization will be considered in determining whether there will be a 50 percent continuing interest through stock ownership as of the effective date of the reorganization.

     (c) Following the transaction, BTC will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets. In addition, BTC will hold at least 90 percent of the fair market value of Interim's net assets and at least 70 percent of the fair market value of Interim's gross assets it held immediately prior to the transaction. For purposes of this representation, amounts paid by BTC or Interim to dissenters or shareholders who receive cash in lieu of fractional shares, amounts used
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            by BTC or Interim to pay reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by BTC will be included as assets of BTC or Interim, respectively, immediately prior to the transaction.

     (d) Prior to the transaction, NBI will be in control of Interim within the meaning of section 368(c) of the Code.

     (e) Following the transaction, BTC will not issue additional shares of its stock that would result in NBI losing control of BTC within the meaning of section 368(c) of the Code.

     (f) NBI has no plan or intention to reacquire any of its stock to be issued in the proposed merger.

     (g) NBI has no plan or intention to liquidate BTC, to merge BTC with or into another corporation, to sell or otherwise dispose of the stock of BTC, or to cause BTC to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business, dispositions in arm's-length transactions to avoid duplicative facilities or possible regulatory objections, or transfers of assets to a corporation controlled by BTC.

     (h) The liabilities of Interim assumed by BTC and the liabilities to which the transferred assets of Interim are subject were incurred by Interim in the ordinary course of its business.

     (i) Following the transaction, BTC will continue its historic business or use a significant portion of its historic business assets in a business.

     (j) NBI, Interim, BTC and the shareholders of BTC will each pay their own fees and expenses incurred in connection with the merger, except that printing expenses for the prospectus and proxy statement will be shared equally by NBI and BTC.

     (k) There is no intercorporate debt existing between NBI and BTC or between Interim and BTC that was issued, acquired, settled or will be settled at a discount.

     (l) In the merger, shares of BTC stock representing control of BTC, as defined in section 368(c) of the Code, will be exchanged solely for voting stock of NBI. For purposes of this representation, shares of BTC stock exchanged for cash furnished by NBI will be treated as outstanding BTC stock on the date of the transaction.

     (m) At the time of the transaction, BTC will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in BTC that, if exercised or converted, would effect NBI's acquisition or retention of control of BTC, as defined in section 368(c) of the Code.

     (N) NBI does not own, nor has it owned during the past five years (except with respect to shares owned in a fiduciary capacity), any shares of stock of BTC.

     (o) No two parties to the merger are investment companies within the meaning of such term as used in section 368(a)(2)(F)(iii) and (iv).

     (p) On the date of the merger the fair market value of the assets of BTC will exceed the sum of its liabilities plus the liabilities, if any, to which the transferred assets are subject.
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     (q)    BTC is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A).

     (r) None of the NBI common stock being issued to the BTC shareholders will represent compensation for past or future services or for a covenant not to compete. The compensation to be paid to BTC directors, officers and employees who are stockholders of BTC and who will be employed following the merger will not be part of the consideration paid for their BTC common stock but will be commensurate in each instance with amounts paid to third parties bargaining at arm's-length for similar services.

     (s) NBI will pay cash in lieu of fractional shares merely as a convenience and not as separately bargained for consideration. The total cash paid in lieu of NBI fractional shares will be less than one percent of the total consideration received by the BTC shareholders and no BTC shareholder will receive cash in lieu of more than one fractional share.

     The opinions expressed in this letter are rendered only with respect to the
     ---------------------------------------------------------------------------
     specific matters discussed herein, and we express no opinion with respect
     -------------------------------------------------------------------------
     to any other legal, federal, or state income tax aspect of this
     ---------------------------------------------------------------
     transaction.  The opinions contained herein are based on the facts,
     -------------------------------------------------------------------
     circumstances, and representations stated above.  If any of the above-
     ---------------------------------------------------------------------
     stated facts, circumstances, or representations are not entirely complete
     -------------------------------------------------------------------------
     or accurate, it is imperative that we be informed immediately, as the
     ---------------------------------------------------------------------
     inaccuracy could have a material effect on our conclusions and we have not
     --------------------------------------------------------------------------
     independently verified each of the above facts or representations.
     ------------------------------------------------------------------

     In rendering our opinion, we are relying upon the relevant provisions of
     ------------------------------------------------------------------------
     the Internal Revenue Code of 1986, as amended; the regulations thereunder;
     --------------------------------------------------------------------------
     and judicial and administrative interpretations thereof, all of which are
     -------------------------------------------------------------------------
     subject to change or modification by subsequent legislative, regulatory,
     ------------------------------------------------------------------------
     administrative or judicial decisions.  Such change could also have an
     ---------------------------------------------------------------------
     effect on our conclusions.  Unless specifically requested to do otherwise,
     --------------------------------------------------------------------------
     KPMG undertakes no responsibility to update this opinion in the event of
     ------------------------------------------------------------------------
     any such subsequent change or modification.
     -------------------------------------------

                                   DISCUSSION
                                   ----------

     Classification as a reorganization
     ----------------------------------

     Section 368(a)(l)(A) provides that the term "reorganization" includes a statutory merger. The term statutory merger refers to a merger effected pursuant to the corporate laws of the United States, a state or territory, or the District of Columbia. Treasury Regulation ("Reg.") section 1.368-2(b).

     In order to qualify as a reorganization by operation of section 368(a)(2)(E), the transaction must meet two requirements. First, after the transaction, the corporation surviving the merger (i.e., BTC) must hold substantially all of its properties and the properties of the merged corporation (i.e., Interim). Second, the former shareholders of the surviving corporation (i.e., BTC) must exchange, for an amount of voting stock of the controlling corporation (i.e., NBI), an amount of stock in the surviving corporation which constitutes control of such corporation. Control for this purpose is defined in section 368(c) as the direct ownership of stock possessing at least 80 percent of the total combined voting power and at least 80 percent of the total number of shares of all other classes of stock.

     The term "substantially all" has the same meaning as the phrase is used in section 368(a)(1)(C).  Reg. section 1.368-2(b)(2).  Section 368(a)(1)(C)
     and the regulations promulgated thereunder do not define what constitutes substantially all of the properties of a corporation. The Internal Revenue Service ("the Service") has established a quantitative test as to the amount of assets of a corporation that will satisfy the substantially all properties requirement for purposes of obtaining a private letter ruling. Under Revenue Procedure 77-37, 1977-2 C.B. 568, the "substantially all" requirement of section 368(a)(2)(E) is satisfied if the surviving corporation retains at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets it held immediately
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     before the merger, and if the surviving corporation gets at least the same percentages of the assets the merged subsidiary held immediately before the merger.

     The "ninety/seventy" guidelines are arbitrary percentages selected by the Service that do not necessarily represent judicial interpretations of the meaning of the phrase "substantially all of the properties" under various subdivisions of section 368. See Louis F. Vicreck v. United States, 83-2
                                       ---------------------------------
     U.S.T.C. para. 9664 (Cl.Cts.); Ralph C. Wilson, Sr., 46 T.C. 334 (1966);
                                    --------------------
     John G. Moffat, 42 T.C. 558, 363 F.2nd 860 (9th Cir. 1966) (Aff'g T.C.) 66-
     --------------
     2 U.S.T.C. para. 9498; James Armour, Inc., 43 T.C.
                            ------------------

     295 (1964); Smothers v. United States, 642 F.2nd 894 (5th Cir. 1981) (aff'g
                 -------------------------
     DC), 79-1 U.S.T.C. para. 9216; and American Manufacturing Company Inc., 55
                                        -----------------------------------
     T.C. 204 (1970).

     What constitutes "substantially all of the properties" in a situation other than a request for ruling from the Service depends upon the facts and circumstances in each case rather than upon any particular percentage. Revenue Ruling 57-518, 1957-2 C.B. 253. The Service is of the view that the "substantially all of the properties" requirement applies separately to each trade or business of the transferor corporation.

     Requisite to all reorganizations under section 368(a)(1) are: (1) a valid corporate business purpose, (2) a continuity of the business enterprise under the modified corporate form and (3) a continuity of interest in the acquiring or transferee corporation on the part of those persons who directly or indirectly were the owners of the acquiring or transferor corporation prior to the reorganization. Reg. section 1.368-1(b). The term "reorganization" does not embrace the mere purchase by one corporation of the properties of another. Reg. section 1.368-2(a). These regulations reflect well-developed judicial interpretations of the statutory definition of a reorganization, the purpose of which is to exclude from the scope of the reorganization provisions those transactions that are in fact sales.

     Continuity of business enterprise requires that the acquiring corporation either continue the acquired corporation's historic business or use a significant portion of the acquired's historic business assets. Reg.
     section 1.368-1(d)(2).

     The regulations under section 368(a) do not establish the amount of qualifying consideration necessary to satisfy the continuity of shareholder interest requirement. However, the Service has promulgated a definite test as to the amount of consideration necessary to satisfy the continuity of interest requirement for purposes of obtaining a private letter ruling. Under Revenue Procedure 77-37, 1977-2 C.B. 568, the continuity of interest requirement of Reg. section 1.368-1(b) is satisfied if:

            ...there is continuing interest through stock ownership in the acquiring or transferee corporation...on the part of the former shareholders of the acquired or transferor corporation (or a corporation in "control" thereof within the meaning of section 368(c) of the Code) which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all the formerly outstanding stock of the acquired or transferor corporation as of the same date. It is not necessary that each shareholder of the acquired or transferor corporation receive in the exchange, stock of the acquiring or transferor corporation, or a corporation in "control" thereof, which is equal in value to at least 50 percent of the value of his former stock interest in the acquired or transferor corporation, so long as one or more of the shareholders of the acquired or transferor corporation have a continuing interest through stock ownership in the acquiring or transferee corporation (or a corporation in "control" thereof) which is, in the aggregate, equal in value to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation.

     The 50 percent definitive test of this revenue procedure does not as a matter of law establish the amount of qualifying consideration necessary to meet the continuity of interest requirement of Reg. section 1.368-1(b). In other words, the continuation of a capital stock ownership in the acquiring corporation equal to less than 50 percent of the value of the stock of the acquired corporation does not in itself mark a discontinuity of interest. The Supreme Court in John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935),
                          -------------------------------
     36-1 U.S.T.C. para. 9019, held that there was a
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     reorganization even though the shareholders of the acquired corporation received less than half of their total consideration in the form of stock of the acquiring corporation and received nonvoting preferred stock. It is only necessary that the shareholders continue to have a definite and substantial equity interest in the assets of the acquiring corporation. Revenue Ruling 61-156, 1961-2 C.B. 62.

     Provided that (1) the merger of Interim with and into BTC qualifies as a merger effected pursuant to the corporate laws of the Commonwealth of Virginia and is undertaken for a valid corporate business purpose as represented above, (2) after the transaction BTC continues its historic business and (3) BTC shareholders exchange for NBI voting common stock an amount of BTC stock meeting the continuity of shareholder interest test, then the merger of Interim with and into BTC will constitute a reorganization within the meaning of section 368(a)(1)(A) (a statutory merger) and section 368(a)(2)(E). NBI, BTC and Interim will each be "a party to the reorganization" within the meaning of section 368(b).

     Federal income tax consequences to exchanging shareholders
     ----------------------------------------------------------

     Section 354(a)(1) provides that no gain or loss will be recognized if stock of a corporation which is a party to a reorganization is, pursuant to the plan of reorganization, exchanged solely for stock of such corporation or of another corporation which is a party to the reorganization. Section 356(a)(1) in relevant part provides that if money or other property is received in an exchange to which section 354 would otherwise apply, then gain, if any, to the recipient will be recognized to the extent of the sum of the money and fair market value of the other property received. If the exchange has the effect of the distribution of a dividend, then the amount of gain recognized that is not in excess of each distributee shareholder's ratable share of the undistributed earnings and profits of the acquired corporation will be treated as a dividend. Section 356(a)(2). No loss will be recognized on the exchange. Section 356(c). Section 358 provides that shareholders are entitled to a carryover basis for stock received in a reorganization transaction qualifying under section 354 or 356. Where a cash payment by the acquiring corporation to the shareholders of the acquired corporation is in lieu of fractional share interests, representing a mere rounding-off of the fractions in the exchange and not a separately bargained-for consideration, such cash payment shall be treated under section 302 as in redemption of the fractional share interests. Rev. Rul. 66-365, 1966-2 C.B. 116.

     The BTC shareholders who receive solely NBI common stock in exchange for their BTC common stock will not recognize any gain or loss pursuant to section 354(a)(1). The tax basis which these BTC shareholders will have in their newly received NBI stock will be the same as their present tax basis in the BTC stock. Section 358(a).

     If the property received in an exchange has the same (i.e., carryover) basis as the property given up, then section 1223(1) applies to determine the holding period for the property received. Section 1223(1) provides that the period during which the taxpayer held the property surrendered in the exchange is added to the period he or she holds the property received in the exchange in order to determine the holding period of the property received.

     The tacking of the previous holding period applies only if the property exchanged was a capital asset in the taxpayer's hands at the time of the exchange. Section 1223(1). The status of property as a capital asset is determined under section 1221, which defines "capital asset" as any property of a taxpayer other than property within specified classifications. As a general rule, stock of a corporation would be treated as a capital asset under this section. Provided that his or her BTC stock is a capital asset, then each BTC shareholder will be able to include his or her respective ownership period of the BTC stock in determining the holding period of the NBI stock received in the proposed transaction.

     The payment of cash in lieu of fractional share interests of NBI common stock will be treated as if the fractional share was distributed to BTC shareholders as part of the exchange and then redeemed by NBI. These payments will be treated as having been received by BTC shareholders as distributions in full payment in exchange for the stock redeemed as provided in section 302(a). Gain or loss to the shareholder is determined based on the difference
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     between the full amount of cash received and the adjusted basis allocable to the fractional share. Provided that his or her BTC stock is a capital asset, then the gain or loss recognized as a result of receiving cash in lieu of a fractional share will be a capital gain or loss to the shareholder.

     BTC will not recognize any gain or loss upon the receipt by it of the assets of Interim, when Interim is merged with and into BTC, solely for shares of NBI stock. Section 1032. NBI will not recognize any gain or loss upon the exchange of its shares of Interim stock solely in exchange for shares of BTC stock. Section 354.



                                  CONCLUSION
                                  ----------

     Based on the foregoing facts and representations, it is the opinion of KPMG that the merger of Interim with and into BTC and the acquisition of BTC by NBI, in accordance with federal banking and Virginia state law, will be treated as a tax-free reorganization under section 368(a)(1)(A) and section 368(a)(2)(E) of the Code.

     The federal income tax effects of the reorganization to the BTC shareholders are summarized as follows:

     1. No gain or loss will be recognized by the shareholders of BTC who receive solely shares of NBI voting common stock (including a fractional share interest to which they are entitled) for their BTC common stock upon consummation of the exchange.

     2. The basis of the NBI common stock received (including a fractional share interest to which they are entitled) by such BTC shareholders will be the same as the basis of the BTC stock surrendered in the exchange. Provided that the BTC stock surrendered was a capital asset in the shareholder's hands immediately prior to the exchange, the holding period of the NBI stock (including a fractional share interest to which they are entitled) will include the holding period of the BTC stock.

     3. Cash received by a BTC shareholder in lieu of a fractional share interest in NBI common stock will be treated as received in full payment in exchange for such fractional share interest. Provided the fractional share would have constituted a capital asset in the hands of such holder, the shareholder will recognize a capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the BTC common stock allocable to the fractional share interest.

     4. NBI, BTC and Interim, as parties to the reorganization, will not recognize any gain or loss as a result of the merger of Interim with and into BTC.

                                      Very truly yours,

                                      KPMG Peat Marwick LLP